Exhibit 4.39

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 6th day of January, 2025 and hereby replaces and supersedes the consulting agreement among Brazil Potash Corp. and Mayo Schmidt dated July 16, 2024.

BETWEEN:

BRAZIL POTASH CORP. a body corporate duly incorporated under the laws of the Province of Ontario, and having a registered office at 198 Davenport Road, Toronto, Ontario Canada

(hereinafter called the “Company”)

AND:	OF THE FIRST PART

MAYO SCHMIDT, TRUSTEE OF THE MMS TRUST, DATED APRIL 18, 2024, a trust with an address of 26 Pebble Dunes Ct., Las Vegas, Nevada, USA 89141

(Hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide services to the Company in the capacity of Executive Chairman of the Board of Directors and the Consultant shall perform the responsibilities set out in Schedule “A” hereto (the “Services”) and shall serve the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) in such capacity or capacities as may from time to time be determined by resolution of the Board of Directors of the Company. The Consultant shall provide the Services in Las Vegas, Nevada.

2. The term of this Agreement shall commence on January 6, 2025 and continue on a month-to-month basis, subject to the termination provisions herein.

3. This Agreement shall replace and supersede the advisory agreement entered into between the Company and the Consultant on July 16, 2024 and such contract shall no longer be of any force or effect, other than the grant of deferred share units issued to the Consultant shall remain outstanding.

4. The Consultant’s base fees hereunder shall be US$83,333.33 per month (the “Base Fees”), payable in advance on the first day of each month. The Consultant shall also be entitled to additional grants of security compensation under the Company’s omnibus security compensation plan, including an immediate grant of 250,000 restricted share units, vesting in four equal quarterly tranches with the first tranche vesting on the effective date of this Agreement. The Consultant’s existing grant of 250,000 deferred share units shall remain valid and outstanding.

The Company shall not withhold any taxes from the Base Fee and the Consultant shall be responsible for making all tax payments to the US Internal Revenue Service. The Consultant acknowledges that the Company shall make no filings with the Canada Revenue Agency or the US Internal Revenue Service with respect to this Agreement.

5. The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than fifty percent (50%) of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

7. The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

As a condition of accepting this offer, the Consultant must also sign and abide by the attached Confidentiality and Ownership of Proprietary Property Agreement set out in Schedule “B” (“NDA/IP Agreement”). The NDA/IP Agreement forms part of the terms and conditions of your consultancy. Many of the obligations set out in the NDA/IP Agreement survive and remain in effect if the Consultant leaves the Company for any reason whatsoever.

8. The Company shall own and have the right and license to use, copy, modify and prepare derivative works of any of the Consultant’s Work Product (defined herein) generated by the Services to be performed by the Consultant pursuant hereto as well as all pre-existing work product provided to the Company during the course of the engagement. “Work Product” shall mean all intellectual property including trade secrets, copyrights, patentable inventions or any other rights in any programming, documentation, technology or other work product created in connection with the Services to be performed by the Consultant pursuant hereto.

9. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

10. This Agreement may be terminated at any time by the Company for Cause (as defined below) without notice or payment in lieu of notice and without payment of any amount whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing.

11. In the absence of a Change of Control (as defined below), the Company may terminate this Agreement without Cause by making a payment to the Consultant that is equivalent to 12 months of Base Fees (the “Termination Fee”), within 30 days of the termination date. The Consultant may terminate this Agreement upon written notice to the Company.

In the event that there is a Change in Control of the Company, either the Consultant or the Company shall have one year from the date of such Change in Control to elect to have the Consultant’s appointment terminated. In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to the Consultant that is equivalent to 36 months Base Fees, less applicable withholding taxes, plus an amount that is equivalent to all cash bonuses paid to the Consultant in the 36 months prior to the Change in Control as well as all accrued bonuses on unrealized gains. Following a Change in Control, all security compensation securities granted to the Consultant shall be dealt with in accordance with the terms of the Company’s omnibus security compensation plan, plan however all compensation securities granted to the Consultant, but not yet vested, shall vest immediately.

As used herein, “Cause” shall mean (i) the Consultant’s willful and repeated failure to perform his duties to the Company (other than as a result of his incapacity due to physical or mental illness); (ii) the Consultant’s embezzlement, misappropriation or fraud relating to the Company’s property; (iii) the Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; or (iv) the Consultant’s breach of his obligations under the NDA/IP Agreement or Schedule C hereto; provided that Cause shall not be deemed to exist unless and until (x) the Consultant is provided with 20 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, (y) the Consultant is provided with the opportunity to appear before, and present his case to, the Company’s Board of Directors, with or without the Consultant’s own counsel (as determined by the Consultant), and (z) [two-thirds] of the full members of the Board of Directors of the Company (excluding the Consultant) have voted and approved the termination of this Agreement for Cause.

As used herein, “Change in Control” shall be defined as the occurrence of any one or more of the following events:

(1) the acquisition, directly or indirectly, by any person (person being defined as an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario)) or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, Ontario of: (A) shares or rights or options to acquire shares of the Company or securities which are convertible into shares of the Company or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast at a meeting of the shareholders of the Company; (B) shares or rights or options to acquire shares, or their equivalent, of any material subsidiary of the Company or securities which are convertible into shares of the material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast a meeting of the shareholders of the material subsidiary; or (C) more than 50% of the material assets of the Company, including the acquisition of more than 50% of the material assets of any material subsidiary of the Company; or

(2) as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Company’s board of directors do not constitute a majority of the Company’s board of directors.

12. The Consultant expressly agrees and represents that the Services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

13. The Company shall indemnify and hold the Consultant harmless to the fullest extent allowed by the law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer by reason of the fact that the Consultant is or was a Consultant, officer, employee or agent of the Company or any subsidiary of the Company, or by reason of any act done or not done by the Consultant in any such capacity or capacities, provided that the Consultant acted in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its subsidiaries. The Company and the Consultant shall enter into a separate indemnification agreement, which will include, without limitation, the Company’s obligation to indemnify the hold the Consultant harmless to the fullest extent allowed by law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever arising out of any adverse or incorrect actions taken by the Canada Revenue Agency. The Company shall at all times maintain Directors and Officers liability insurance.

14. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

15. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

16. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

17. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

18. This Agreement is being delivered and is intended to be performed exclusively in the State of Nevada in the United States of America. For the purpose of all legal proceedings and for tax purposes, this Agreement shall be deemed to have been performed in the State of Nevada in the United States of America.

19. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

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IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

Per:	/S/ Matt Simpson
Authorized Signing Officer

MAYO SCHMIDT, TRUSTEE OF THE MMS TRUST, DATED APRIL 18, 2024

Per:	/S/ Mayo Schmidt
Authorized Signing Officer

THIS AGREEMENT REPLACES AND SUPERSEDES THE CONSULTING AGREEMENT AMONG BRAZIL POTASH CORP. AND MAYO SCHMIDT DATED JULY 16, 2024.

SCHEDULE “A”

Services

•	Strategic leadership: The executive chairman provides strategic leadership and insight

•	Board leadership: The executive chairman leads the board of directors and manages board directors and their activities

•	Governance: The executive chairman ensures effective governance and ensures the board’s behavior influences board committees

•	CEO mentoring: The executive chairman mentors the CEO

•	Strategic projects: The executive chairman oversees key strategic projects

•	Board evaluation: The executive chairman leads the board evaluation process

•	Financing: The executive chairman spearheads equity and debt financing strategic planning and execution

SCHEDULE “B”

CONFIDENTIALITY AND OWNERSHIP OF

PROPRIETARY PROPERTY AGREEMENT

(“NDA/IP Agreement”)

In consideration of your consulting relationship with Brazil Potash Corp. (the “Company”) and other good and valuable considerations, you, Mayo Schmidt, agree as follows:

1. Accepting the consulting engagement with the Company will give you access to proprietary and confidential information including but not limited to all unpublished know-how, technical data, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, business plans, hardware, software, telecommunications and other equipment, working materials, customer lists, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic or oral form, that are now or hereafter owned, licensed or otherwise acquired by the Company, its affiliates, its customers, its suppliers and others (which proprietary and confidential information is collectively referred to in this NDA/IP Agreement as “Confidential Information”).

2. In the course of your consultancy or engagement with the Company, you may develop, conceive, generate or contribute to, alone and/or jointly with others, tangible and intangible property including without limitation, inventions, improvements, business systems, algorithms, works of authorship, software, hardware, know-how, designs, techniques, methods, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works (which tangible and intangible property is collectively referred to in this NDA/IP Agreement as “Proprietary Property”).

3. Both during and after your consultancy or engagement with the Company, you will not disclose or use (or make or retain in your possession or control copies of,) any Proprietary Property or Confidential Information, except while carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. You may, however, use or disclose Confidential Information that:

(a)	is or becomes public, other than through a breach of this NDA/IP Agreement;

(b)	is known to you prior to your consultancy or engagement by the Company and with respect to which you do not have any obligation of confidentiality; or

(c)

is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that you inform the Company of such requirement as soon as you become aware of the requirement and in sufficient time to allow the Company, to take such steps as are lawfully available to the Company to avoid or limit such disclosure by you.

Upon request by the Company at any time, and upon the cessation for any reason whatsoever of your consultancy or engagement with the Company, you will forthwith deliver to the Company (or destroy, as directed by the Company), all originals and all copies of the Confidential Information and Proprietary property, in whatever medium or form, that is then in your possession or control. Upon request by the Company, you will certify, by way of affidavit or statutory declaration that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable.

4. Both during and after your consultancy or engagement with the Company, you will not disclose or use any trade secrets or proprietary property of a third party obtained by you during or as result of your consultancy or engagement with the Company, except as expressly authorized by the Company or such third party in writing.

5. During your consultancy or engagement with the Company, you will not make use of or in any manner communicate to the Company any confidential information of any third party (including but not limited to your former employers) that may be in or may come into your possession or control, other than confidential information disclosed to you in your capacity as a representative of the Company.

6. All right, title, and interest in and to Proprietary Property (including, without limitation, the Proprietary Property described in paragraph 7 below), belongs to the Company, and you have no rights in any such Proprietary Property. For greater certainty, all right, title and interest (including without limitation any intellectual property rights) in and to all Proprietary Property that you may acquire or hold during your consultancy or engagement with the Company are hereby assigned to the Company. You agree to make full disclosure to the Company of and to properly document any development of Proprietary Property that you are involved in, and to provide written documentation describing such development to the Company, promptly after its creation. At the request and expense of the Company, both during and after your consultancy or engagement with the Company, you will do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trademarks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world.

7. All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into your possession or control, and that is in any way obtained, developed, conceived, generated or contributed to by you, alone and/or jointly with others, during or as a result of your consultancy or engagement with the Company, is and remains Proprietary Property within the meaning of this NDA/IP Agreement.

8. If, during and during your consultancy or engagement with the Company, you develop any work that is protected by copyright, you hereby waive unconditionally, in favor of the Company and its successors and assigns, any moral rights you may have in such work.

9. The Company and you agree and understand that the Company claims no right and agrees to release to you all rights in any tangible or intangible property, including without limitation, inventions, improvements, algorithms, works of authorship, software, hardware, know-how, designs, techniques and methods, reported by you to the Company, in the development of which no equipment, supplies, facilities, funds or information of the Company was used, and provided that (i) it was developed by you entirely on your own time, (ii) it does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, and (iii) it does not result from any work performed by you for the Company.

10. Both during and after your consultancy or engagement with the Company, you will not make any unauthorized use of the Company’s computer systems, communications networks, databases, or files. You will not use unauthorized and/or unlicensed and/or illegal software on Company equipment, or on personal equipment used to perform any work for the Company. You will only use “open-source software” in accordance with the Company’s policy or with the Company’s prior approval. You will adhere to all Company policies regarding the use of such computer systems, communication networks, databases, or files.

11. You will, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company or any of its customers or suppliers requires to protect confidential information or proprietary property.

12. Notwithstanding anything to the contrary in this NDA/IP Agreement, you understand and acknowledge that nothing herein prohibits, or is intended to prohibit, you from, without notice to or authorization of the Company: (i) reporting possible violations of federal law or regulation to any Government Agency (as defined below) or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) initiating communications directly with, responding to an inquiry from, volunteering information to, or providing testimony before, any Government Agency in connection with any reporting of, investigation into or proceeding regarding suspected violations of law, (iii) filing a charge or complaint with any Government Agency, (iv) receiving an award from a whistleblower award program administered by a Government Agency for information provided to such Government Agency, (v) giving truthful statements in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (vi) exercising any other protected rights that you may have under applicable law which cannot be waived by agreement. Further, in accordance with the Defend Trade Secrets Act of 2016, (a) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (i) file any document containing trade secrets under seal; and (ii) do not disclose trade secrets, except pursuant to court order. As used in this Agreement, “Government Agency” means the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, the U.S. Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Department of Justice or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

13. Your consultancy or engagement with the Company is subject to the terms and conditions of this NDA/IP Agreement. Regardless of any changes in role, responsibilities, compensation or otherwise, including without limitation cessation for any reason whatsoever of your consultancy or engagement with the Company, you will continue to be subject to the terms and conditions of this NDA/IP Agreement and any other(s) executed pursuant to the preceding paragraph.

14. Your sole and exclusive remedy for any breach of this NDA/IP Agreement by the Company is limited to monetary damages and you will not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property. You hereby waive, relinquish, and convey to the Company any and all claims of any nature whatsoever, which you now or hereafter have for infringement of any proprietary rights assigned to the Company.

15. The obligations set out in this NDA/IP Agreement are ongoing and will survive the cessation for any reason whatsoever of your consultancy or engagement with the Company, and may be enforced by the Company in a court of competent jurisdiction, notwithstanding the existence of any claim or cause of action you may assert against the Company, whether predicated on this NDA/IP Agreement or otherwise. You acknowledge that it would be difficult to compute the monetary loss to the Company arising from your breach or threatened breach of this NDA/IP Agreement and that, accordingly, the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction restraining you from engaging in or continuing any such breach.

16. This NDA/IP Agreement is governed by the laws of the State of Nevada in the United States of America, and in all respects is to be treated as a Nevada contract that is binding on you and your legal representatives and on the Company and its successors and assigns. You acknowledge that without your consent the Company may assign this NDA/IP Agreement and the benefits under this NDA/IP Agreement at any time to any affiliate or successor of the Company and to any entity with which or into which the Company may be merged or combined.

17. If any provision of this NDA/IP Agreement is held by a court of competent jurisdiction to be overly broad, that provision is to be construed to afford the Company the maximum protection permitted by law. If any provision of this NDA/IP Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be deleted in such jurisdiction only, and the other provisions remain in effect and are valid and enforceable to the fullest extent permitted by law.

18. This NDA/IP Agreement may be executed by the parties in separate counterparts each of which, when executed, shall be considered to be an original and all of which shall constitute the same agreement. Executed counterparts may be delivered by facsimile or other electronic delivery.

19. You and the Company specifically agree that in this NDA/IP Agreement, any reference to “consultancy or engagement” includes any period of time before you signed this NDA/IP Agreement and/or before you signed any formal consultancy agreement or contract for services relating to your consultancy or engagement, during which period of time, in connection with or in contemplation of your consultancy or engagement, you provided services to or performed work of any kind for (or for the benefit of) the Company.

Acceptance and Authorization I had the opportunity to confer with an independent legal advisor if I so wished, in advance of signing this NDA/IP Agreement. I have read and understood this NDA/IP Agreement and I accept and agree to be bound by its terms. I hereby authorize the Company to notify my actual or future employers (and other third parties as the Company deems necessary) of the terms of this NDA/IP Agreement and my responsibilities hereunder.

DATED Jan. 9th, 2025 and signed in the presence of:

BRAZIL POTASH CORP.

Per:
Authorized Signing Officer

/S/ Mayo Schmidt
Mayo Schmidt

SCHEDULE “C” RESTRICTIONS

1. You, Mayo Schmidt, acknowledge that the covenants and restrictions set out below (“Restrictions”) are reasonably required to protect the Company and its goodwill from unfair competition and are ongoing. You understand and agree that the Restrictions form part of the attached Agreement, and that they will survive and remain in effect if you leave the Company for any reason whatsoever.

2. Both during your consultancy with the Company, and for a period of 12 months from the date designated by the Company as the last day of your consultancy (the “Termination Date”), you must not, directly or indirectly, in any capacity whatsoever on your own behalf or on behalf of any other person, firm, company or association within the world, (unless you have the Company’s prior written approval, which is hereby given in relation to Excluded Persons):

(a) solicit (or attempt to solicit) business from any of customers or clients of the Company, for the benefit of any business which is directly competitive with the business of the Company; or,

(b) solicit or entice away (or attempt to solicit or entice away) any person or entity who is known by you to be employed or engaged by the Company as of the Termination Date (other than Excluded Persons), for the purpose of inducing such person or entity to end their consultancy or engagement with the Company; and you shall not approach any such customer, client, person or entity that is not an Excluded Person for such purposes or authorize or knowingly approve the taking of such actions by any other person.

3. Both during your consultancy with the Company, and for a period of 12 months from the Termination Date, you must not, directly or indirectly, in any capacity whatsoever on your own behalf or on behalf of any other person, firm, company or association within the world (unless you have the Company’s prior written approval):

(a) take any action which may be reasonably expected to be detrimental to the relations between the Company and its customers, clients, suppliers, employees or service-providers (other than Excluded Persons); or,

(b) take advantage of, derive a benefit or otherwise profit from any business opportunities belonging to the Company that you become aware of by reason of your consultancy with the Company.

4. For these purposes, until further written notice from the Company:

(a) “customers” or “clients” means customers or clients of the Company, wherever situated, with whom you had direct contact in the course of your consultancy with the Company at any time in the 12 months preceding the date of determination;

(b) a “business which is directly competitive with the business of the Company” means a business which engages in the potash or fertilizer business;

(c) “direct contact” means: direct communications with/by you (whether in person or otherwise) for purposes of servicing, selling or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or massmarketing communications directed to multiple customers;

(d) “Excluded Persons” means individuals or business contacts who you introduce to the Company or otherwise cause to be engaged to provide services to the Company.

5. You acknowledge that it would be difficult to compute the monetary loss to the Company arising from your breach or threatened breach of the Restrictions and that, accordingly, the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction restraining you from engaging in or continuing any such breach.

ACCEPTANCE AND AUTHORIZATION

I had the opportunity to confer with an independent legal advisor if I so wished, in advance of signing below. I have read and understood these Restrictions, I accept them as reasonable and fair, and I agree to be bound by their terms. I hereby authorize the Company to notify my actual or future employers (and other third parties as the Company deems necessary) of the terms of these Restrictions and my responsibilities hereunder.

DATED Jan 9th, 2025 and signed in the presence of:

Authorized Signatory

/S/ Mayo Schmidt
Mayo Schmidt